Exhibit 99.1 (a)

Contact:	Betty Feezor
404-728-2363

NDCHealth ANNOUNCES PURCHASE PRICE

FOR SECOND STEP OF TechRx ACQUISITION

ATLANTA, May 7, 2003 — NDCHealth Corporation (NYSE: NDC) announced today the purchase price for the second step of the acquisition of TechRx Incorporated. The purchase price will be approximately $110 million in cash and NDCHealth expects to fund the entire purchase price from its existing cash reserves. The acquisition is expected to close on or about May 28, 2003.

Following the closing of the transaction, NDCHealth will begin to recognize the benefit of the Net Operating Loss carry forwards (NOLs) generated by TechRx of approximately $50 to $60 million. The Company expects to be able to utilize approximately half of this benefit in its 2004 fiscal year, which begins May 31, 2003. The expected impact of the utilization of the NOLs in fiscal 2004 will be to reduce cash tax payments, thereby positively impacting net cash provided by operating activities by approximately $9 to $11 million. As a result of the consolidation of TechRx for tax purposes, and other factors, NDCHealth expects its estimated effective income tax rate for fiscal 2004 to increase to approximately 37.5%.

TechRx is a provider of systems and technology to independent, regional chain, national chain and mail order pharmacies. Its systems are used by pharmacies to automate the prescription fulfillment process and to connect to the NDCHealth Intelligent Network to process claims and access value added services. On May 29, 2002, NDCHealth acquired a controlling interest in TechRx and the right to acquire the remaining interest in the company in a two step transaction. The formula for the purchase price for the second step was set forth in the May, 2002 agreement. The price is based on specific operating milestones and financial objectives already achieved, and assumes the accomplishment of one additional milestone in May, 2003.

NDCHealth is a leading provider of health information services to pharmacy, hospital, physician, pharmaceutical and payer businesses.

This press release contains forward-looking statements concerning the Company’s future operations, performance and financial condition. Actual expenses, net income, cash flows and cash balances will be dependent upon many factors and results are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These include timing of cash collections and disbursements, current and future cash balances, amount and timing of the cash benefit related to the Net Operating Loss carry forward, sufficient Net Income to utilize the Net Operating Loss carry forward, and other risks detailed in the Company’s SEC filings, including its Report on Form 10-K for the year ended May 31, 2002. In addition, the Company is currently unable to assess the impact, if any, on its financial performance that may result from the economic effects of terrorist attacks or from military action in the Middle East. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

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